Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investors/Corporate: David Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health, Inc. Announces Stockholder Approval of

Merger Agreement with Affiliates of Thomas H. Lee Partners

SOMERSET, N.J. – July 21, 2010 — inVentiv Health, Inc. (NASDAQ: VTIV) (“inVentiv”), a leading provider of end-to-end clinical development, launch and commercialization services to the global pharmaceutical and healthcare industries, today announced that its stockholders approved the proposal to adopt the previously announced agreement and plan of merger, dated May 6, 2010, providing for the acquisition of inVentiv Health, Inc. by inVentiv Group Holdings, Inc. (formerly Papillon Holdings, Inc.), an entity created by certain affiliates of Thomas H. Lee Partners, L.P. (THL).

The affirmative vote of the holders of a majority of the outstanding shares of common stock of inVentiv was required to approve the proposal to adopt the merger agreement. According to the final tally of shares voted, approximately 74% of the outstanding shares of inVentiv common stock as of the close of business on June 15, 2010 (the record date) were voted to approve the proposal to adopt the merger agreement. Of the shares that were voted at the meeting, approximately 99% were voted to approve the proposal to adopt the merger agreement.

All approvals or consents required to consummate the merger under U.S. antitrust laws have been obtained or made, and accordingly, the related condition to the consummation of the merger set forth in the merger agreement has been fully satisfied. The consummation of the merger remains subject to the satisfaction or waiver of certain additional closing conditions set forth in the merger agreement and discussed in detail in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by inVentiv on June 17, 2010. It is anticipated that the transaction will close in early August.

Akerman Senterfitt LLP is acting as legal advisor to inVentiv. Goldman Sachs acted as financial advisor and Richards, Layton & Finger, P.A. is acting as legal advisor to the special committee of inVentiv’s board of directors. Ropes & Gray LLP is acting as legal advisor to THL.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is a leading provider of value-added, outsourced services to the pharmaceutical, life sciences and healthcare industries. inVentiv provides a broad range of clinical development, communications, and commercialization services that are critical to its clients’ ability to successfully develop, launch and commercialize pharmaceutical products and medical devices. inVentiv serves its clients across all phases of the product lifecycle by providing a full suite of outsourced services in each of its operational areas on a flexible and cost-effective basis. inVentiv delivers services to more than 350 leading pharmaceutical, biotech, life sciences and healthcare payer companies, including all top 20 global pharmaceutical manufacturers. For more information, visit www.inventivhealth.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give inVentiv’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond inVentiv’s control, and could cause inVentiv’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to risks associated with the transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the inability to complete the transaction due to the failure to satisfy conditions to completion of the transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. inVentiv undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or in conjunction with the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in inVentiv’s filings with the Securities and Exchange Commission.